Exhibit 10.1

DATED 28 JUNE 2012

OPEN JOINT STOCK COMPANY “RUSNANO”

and

IPG LASER GMBH

and

“IRE-POLUS” LTD.

and

IPG PHOTONICS CORPORATION

AGREEMENT

for the sale and purchase of the participation interest representing 22.5% of the charter capital of

“IRE-Polus” Ltd.

Baker & McKenzie

Moscow

Ref: SPV/RMG

CONTENTS

Clause

Schedule

SCHEDULE 1
Completion	20
SCHEDULE 2
Warranties	22
SCHEDULE 2A
Capacity of Purchaser	24
SCHEDULE 3
Form of the Transfer Agreement	25

DATE:

PARTIES:

1.	Open Joint Stock Company “RUSNANO”, a legal entity established and operating under the laws of the Russian Federation with Principal State Registration Number 1117799004333 and having its registered address at 10a Prospect 60-letiya Oktyabrya, Moscow 117036, Russian Federation (the “Seller”);

2.	IPG Laser GmbH, a legal entity organized and existing under the laws of Germany with registration number HR B 4466 and having its registered address at Siemensstrasse 7, D-57299 Burbach, Germany (the “Purchaser”);

3.	Limited Liability Company “Scientific and Technical Association “IRE-Polus”, a legal entity organized and existing under the laws of the Russian Federation with Principal State Registration Number 1025007069493 and having its registered address at 1 pl. Akademika Vvedenskogo, Fryazino city, Moscow Region, Russia, 141190 (the “Company”); and

4.	IPG Photonics Corporation, a legal entity organized and existing under the laws of Delaware, USA with registration file number 2972875 and having its registered address at 50 Old Webster Road, Oxford, MA 01540, USA (“IPG”);

RECITALS:

(A)	The Seller owns a 22.5% participation interest in the charter capital of the Company with a nominal value of RUR 11,849.9 (the “Participation Interest”);

(B)	The Seller is a full legal successor of the Russian Corporation of Nanotechnologies that has been reorganized pursuant to Federal Law No. 211-FZ “On the Reorganization of the Russian Corporation of Nanotechnologies” dated July 27, 2010;

(C)	The Purchaser owns a 77.42% participation interest in the charter capital of the Company with a nominal value of RUR 40,775.51;

(D)	The Seller has agreed to sell and the Purchaser has agreed to purchase the Participation Interest on the terms set out in this agreement;

(E)	In connection with, and conditional upon, the sale of the Participation Interest, the parties have agreed to terminate certain existing agreements between themselves relating to the Company.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Defined terms

In this agreement, the following words and expressions shall have the following meanings:

“Business Day” means a day (excluding a Saturday, Sunday or a public holiday) on which banks generally are open in Moscow, the Russian Federation or Frankfurt, Germany, for the transaction of normal banking business;

“Claim” means any claim made by the Purchaser against the Seller under this Agreement including in particular (but without prejudice to the generality of the foregoing) any claim for breach of the Warranties;

“Completion” means completion of the matters set out in clause 4.3;

“Completion Date” means the date upon which Completion takes place in accordance with clause 4.1;

“Consideration” means the sum of US$55,400,000;

“Control” means the right to control or cast a majority of the voting rights exercisable at a shareholders meeting (or its equivalent) of the person concerned; or the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors and/or any supervisory board (or their equivalent) of the person concerned; or the possession directly or indirectly of the ability or power to direct or procure the direction of the management and policies of such person, whether through the ownership of securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall be construed accordingly;

“Encumbrance” means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same; and “Unencumbered” shall be construed accordingly;

“Investment Agreement” means the investment agreement entered into between the Seller, the Purchaser, IPG and the Company, dated 29 October 2010 (as amended on 6 December 2010);

“Investment Documents” means the Investment Agreement, the Participants Agreement and the Put and Call Option Agreement;

“LLC Law” means Russian Federal Law No. 14-FZ ‘On Limited Liability Companies’ dated 8 February 1998 (as amended);

“Long-Stop Date” means 31 July 2012, or such later date as provided for in accordance with clause 4.4(a) or as the Seller and the Purchaser may agree in writing;

“Losses” includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including taxation), disbursements or other liabilities in any case of any nature whatsoever;

“Notice” means any notice, demand or other communication to be given by any party to any other party under or in connection with this agreement;

“Participants Agreement” means the participants agreement entered into between the Seller, the Purchaser and IPG in relation to their participation in the Company, dated 30 November 2010;

“Purchaser’s Counsel” means Baker & McKenzie – CIS, Limited, Sadovaya Plaza, 12th Floor, 7 Dolgorukovskaya Street, Moscow 127006, Russia;

“Purchaser’s Group” means the group of companies comprising the Purchaser, any holding company of the Purchaser and any subsidiary of the Purchaser or of any such holding company; and “member of the Purchaser’s Group” shall be construed accordingly;

“Put and Call Option Agreement” means the put and call option agreement entered into between IPG and the Seller, dated 30 November 2010;

“Russian Notary” means the notary of Moscow city Aliya Olegovna Belyakova or any other Russian notary nominated by the Purchaser;

“State Register” means the Russian Unified State Register of Legal Entities;

“Tax” means all forms of taxation, withholdings, duties, imposts, levies, social security contributions and rates imposed, assessed or enforced by any local, municipal, governmental, state, federal or other body or authority whether in the Russian Federation or elsewhere, in all cases being in the nature of taxation, and any interest, penalty, surcharge or fine in connection therewith;

“Tax Authority” means any Tax authority or other authority competent to impose, assess or enforce any liability to Tax whether in the Russian Federation or elsewhere;

“Transfer Agreement” means the agreement to be entered into by the Purchaser and the Seller, under Russian law, certified by the Russian Notary to effect the transfer of the Participation Interest from the Seller to the Purchaser in the form substantially as per schedule 3;

“Warranties” means the warranties given in clause 7 and schedules 2 and 2A of this agreement.

1.2	Statutory provisions

All references to statutes or statutory provisions shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision or enactment of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this agreement would extend or increase the liability of any party to another under this agreement.

1.3	Holding company and subsidiary

For the purposes of this agreement, a company is a “subsidiary” of another company, its “holding company” if that other company:

(a)	holds a majority of the voting rights in it; or

(b)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(c)	has the right to exercise a dominant influence over it by virtue of provisions contained in its memorandum or articles of association or constitutional documents or by virtue of a Control contract; or

(d)	has a participating interest in it and either actually exercises a dominant influence over it or the two companies are managed on a unified basis; or

(e)	is a member of it and Controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(f)	if it is a subsidiary of a company which is itself a subsidiary of that other company,

and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

1.4	Board of directors

Any reference to directors, board, board of directors or any similar expression shall be deemed to include any management body or person having, in respect of a body corporate incorporated outside England, similar powers and/or responsibilities to those of a board of directors of an English company and shall include, without limitation, (as appropriate) any General Director, Supervisory Board and Management Board.

1.5	Agreed form

Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the parties prior to the execution of this agreement and signed or initialled for identification purposes only by or on behalf of the parties (in each case with such amendments as may be agreed by or on behalf of the parties).

1.6	Recitals, schedules, etc.

References to this agreement include the recitals and schedules which form part of this agreement for all purposes. References in this agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this agreement.

1.7	Meaning of references

Save where specifically required or indicated otherwise:

(a)	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)	references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)	references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)

references to any statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing which is specific to a particular territory shall, in respect of any jurisdiction other than that of the territory to which it refers, be deemed to include that which most nearly approximates in that jurisdiction to the statutory provision or legal term or other legal concept, state of affairs or thing in the particular territory to which it refers;

(e)	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(f)	references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter, event or circumstance;

(g)	references to “RUR” or “rouble” are to the lawful currency of the Russian Federation and references to “US dollars”, “USD” or “US$” are to the lawful currency of the United States of America, in each case as at the date of this agreement; and

(h)	references to times of the day are to that time in Moscow and references to a day are to a period of 24 hours running from midnight to midnight.

1.8	Currency conversion

Unless specified otherwise, the rate of exchange to be used in converting amounts specified in USD (or respectively in RUR) into RUR (or respectively in USD) shall be the official USD/RUR rate set by the Central Bank of the Russian Federation for the date of the payment in respect of which the conversion is required to be made.

1.9	Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

2.	SALE AND PURCHASE OF PARTICIPATION INTEREST

2.1	Sale and purchase of Participation Interest

(a)	The Seller shall at Completion sell and the Purchaser shall purchase the entire legal and beneficial ownership in the Participation Interest free from all Encumbrances.

(b)	The Seller covenants with the Purchaser that it has now and at all times up to and at Completion shall have full power and the right to sell and transfer the legal and beneficial title in the Participation Interest on the terms set out in this agreement and the Transfer Agreement.

(c)

The transfer of the legal and beneficial title in the Participation Interest will be effected by the Transfer Agreement from the moment of its execution by the Seller and Purchaser and its notarization by the Russian Notary. For the avoidance of doubt, the Transfer Agreement is the contract which effects (transaction aimed at) the transfer and disposal of the legal and beneficial title in the Participation Interest; and this agreement only provides the overall framework for the activities/actions of the parties required for, and preceding or following the transfer/disposal of the Participation Interest and other agreements or arrangements related to such transfer/disposal, but the parties acknowledge and agree that it is their intention that this agreement is not aimed at and shall not be used to effect the transfer and/or disposal of the Participation Interest. The invalidity or unenforceability of this agreement for whatever reason shall not affect or otherwise adversely impact the validity and enforceability of the Transfer Agreement once it is duly notarized by the Russian Notary and vice versa the invalidity or unenforceability of the Transfer Agreement shall not affect or otherwise adversely impact the validity and enforceability of this agreement.

2.2	Rights attaching to the Participation Interest

The Participation Interest shall be sold together with all rights now or hereafter attaching to it, including all rights to any dividend or other distribution declared, made or paid after the date of this agreement.

2.3	Waiver of restrictions on transfer

(a)	The parties hereby irrevocably waive and agree to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Participation Interest, whether under the constitutional documents of the Company or otherwise.

(b)	In particular, for the purposes of Section 21 of the LLC Law, clause 9.1 of the charter of the Company, clause 7.2.1 of the Participants Agreement and clause 10.1(a) of the Investment Agreement, IPG hereby consents to the transfer, by the Seller to the Purchaser, of the Participation Interest, on the terms of this agreement.

2.4	Sale of all the Participation Interest

The Purchaser shall not be obliged to complete the purchase of the Participation Interest unless the sale of the entire Participation Interest is completed simultaneously in accordance with this agreement.

3.	CONSIDERATION

Total price

The total price for the Participation Interest to be paid by the Purchaser to the Seller is the Consideration. The Consideration shall be paid by the Purchaser to the Seller in U.S. dollars.

4.	COMPLETION

4.1	Timing

Completion shall take place on or within 5 Business Days from the day of execution of this agreement or on such later date as may be agreed in writing between the Purchaser and the Seller, such agreed date to be a date falling on or before the Long-Stop Date.

4.2	Location

Completion shall take place at the offices of the Purchaser’s Counsel, or such other place the parties may otherwise agree between themselves, when all (but not some only) of the events detailed in this clause 4 shall occur.

4.3	Seller’s and Purchaser’s obligations at Completion

At Completion:

(a)	the Seller shall deliver (or cause to be delivered) to the Purchaser the items listed in Part 1 of schedule 1 (the Purchaser receiving those items, where appropriate, as agent of the Company);

(b)	the Purchaser shall deliver (or cause to be delivered) to the Seller the items listed in Part 2 of schedule 1;

(c)	subject to the Seller and the Purchaser having complied with their obligations under sections (a) and (b) of this clause 4.3, the Seller and the Purchaser shall do or deliver (or cause to be delivered) the matters or items listed in Part 3 of schedule 1;

(d)	subject to the Seller and the Purchaser having complied with their obligations under sections (a), (b) and (c) of this clause 4.3, the Purchaser shall do the matters listed in Part 4 of schedule 1.

4.4	Failure to complete

Without prejudice to any other remedies available to that party, if the provisions of clause 4.3 are not complied with in any respect on the Completion Date by the Seller or the Purchaser, as the case may be (the “Defaulting Party”), the Seller or the Purchaser, as the case may be, who is not the Defaulting Party (the “Non-Defaulting Party”) shall not be obliged to complete the purchase of the Participation Interest or comply with its obligations under this clause 4 and the Non-Defaulting Party may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the Defaulting Party:

(a)	defer Completion by a period of not more than 10 (ten) Business Days to such other date as the Non-Defaulting Party may specify in such notice (and so that the provisions of this clause 4.4.4 shall apply to Completion as so deferred), it being understood that the Non-Defaulting Party may in its absolute discretion renew such deferral any number of times;

(b)	waive all or any of the requirements applicable to the Defaulting Party contained or referred to in clause 4.3 as the case may be at the Non-Defaulting Party’s discretion (and without prejudice to the Non-Defaulting Party’s rights under this agreement) and proceed to Completion so far as practicable; or

(c)	terminate this agreement (and upon such termination clause 8.3 shall apply).

5.	TERMINATION OF AGREEMENTS ON COMPLETION

5.1	Termination of Investment Agreement

Subject to clause 5.2 of this agreement, each of the Seller, the Purchaser, IPG and the Company:

(a)	agrees that the Investment Agreement will terminate immediately on Completion;

(b)	agrees that notwithstanding any provision in the Investment Agreement to the contrary, all provisions of the Investment Agreement, including any which are expressly stated in the Investment Agreement as surviving its termination, or which otherwise might have done so by implication, are terminated with effect from Completion;

(c)	except as set forth in clause 5.2 of this agreement, hereby irrevocably releases and discharges, with effect from Completion, the other parties to the Investment

Agreement from all liabilities, commitments, undertakings, obligations, claims or demands under or in connection with the Investment Agreement, including without limitation claims for negligence and fraud, whether actual, contingent or otherwise, and whether arising on, before or after the Completion Date, in each case whether known or unknown to it,

(d)	irrevocably agrees and undertakes not to contest, dispute or challenge (in any way whatsoever) the validity or effectiveness of the termination of the Investment Agreement effected by clause 5.1(a) and (b) and the release and the discharge effected by clause 5.1(c); and

(e)	except as set forth in clause 5.2 of this agreement, without prejudice to the above, irrevocably undertakes not to exercise any, and to the extent permissible under applicable law waives all, interest, rights, benefits, claims, causes of action, powers or remedies it may have under the Investment Agreement against any other party to such Investment Agreement and, as relevant, such party’s directors, agents, affiliates, employees, assigns and successors whether actual, contingent or otherwise, known or unknown and whether arising on, before or after the Completion Date.

5.2	Notwithstanding clause 5.1 above, clauses 12 and 15 of the Investment Agreement will remain in full force and effect (together with clauses 1, 16, 17 and 18 of the Investment Agreement to the extent necessary for the interpretation or enforcement of clauses 12 and 15 of the Investment Agreement), and clauses 5.1(c) and (e) above shall not apply to the parties’ past and future obligations and liabilities arising under clauses 12 and 15 of the Investment Agreement. The Seller hereby confirms that it hereby expressly assumes the obligations of The Russian Corporation of Nanotechnologies, the Seller’s predecessor, under clauses 12 and 15 of the Investment Agreement.

5.3	Termination of Participants Agreement

Each of the Seller, the Purchaser and IPG:

(a)	agrees that the Participants Agreement will terminate immediately on Completion and the governing law of the Participants Agreement shall apply to its termination, and for the purposes of such termination this agreement shall be the written form agreement of the Seller, the Purchaser and IPG on termination of the Participants Agreement;

(b)	agrees that notwithstanding any provision in the Participants Agreement to the contrary, all provisions of the Participants Agreement, including any which are expressly stated in the Participants Agreement as surviving its termination, or which otherwise might have done so by implication, are terminated with effect from Completion;

(c)	hereby irrevocably releases and discharges, with effect from Completion, the other parties to the Participants Agreement from all liabilities, commitments, undertakings, obligations, claims or demands under or in connection with the Participants Agreement, including without limitation claims for negligence and fraud, whether actual, contingent or otherwise, whether arising on, before or after the Completion Date, in each case whether known or unknown to it;

(d)	irrevocably agrees and undertakes not to contest, dispute or challenge (in any way whatsoever) the validity or effectiveness of the termination of the Participants Agreement effected by clause 5.3(a) and (b) and the release and the discharge effected by clause 5.3(c); and

(e)	without prejudice to the above, irrevocably undertakes not to exercise any, and to the extent permissible under applicable law waives all, interest, rights, benefits, claims, causes of action, powers or remedies it may have under the Participants Agreement against any other party to such Participants Agreement and, as relevant, such party’s directors, agents, affiliates, employees, assigns and successors whether actual, contingent or otherwise, known or unknown and whether arising on, before or after the Completion Date.

5.4	Termination of Put and Call Option Agreement

Subject to clause 5.5, each of the Seller and IPG:

(a)	agrees that the Put and Call Option Agreement will terminate immediately on Completion;

(b)	agrees that notwithstanding any provision in the Put and Call Option Agreement to the contrary, all provisions of the Put and Call Option Agreement, including any which are expressly stated in the Put and Call Option Agreement as surviving its termination, or which otherwise might have done so by implication, are terminated with effect from Completion;

(c)	except as set forth in clause 5.5 of this agreement, hereby irrevocably releases and discharges, with effect from Completion, the other party to the Put and Call Option Agreement from all liabilities, commitments, undertakings, obligations, claims or demands under or in connection with the Put and Call Option Agreement, including without limitation claims for negligence and fraud, whether actual, contingent or otherwise, whether arising on, before or after the Completion Date, in each case whether known or unknown to it;

(d)	irrevocably agrees and undertakes not to contest, dispute or challenge (in any way whatsoever) the validity or effectiveness of the termination of the Put and Call Option Agreement effected by clause 5.4(a) and (b) and the release and the discharge effected by clause 5.4(c); and

(e)	except as set forth in clause 5.5 of this agreement, without prejudice to the above, irrevocably undertakes not to exercise any, and to the extent permissible under applicable law waives all, interest, rights, benefits, claims, causes of action, powers or remedies it may have under the Put and Call Option Agreement against any other party to such Put and Call Option Agreement and, as relevant, such party’s directors, agents, affiliates, employees, assigns and successors whether actual, contingent or otherwise, known or unknown and whether arising on, before or after the Completion Date.

5.5	Notwithstanding clause 5.4 above, clauses 10.4 and 10.5 of the Put and Call Option Agreement will remain in full force and effect (together with clauses 1, 12, 13 and 15.11 of the Put and Call Option Agreement to the extent necessary for the interpretation or enforcement of clauses 10.4 and 10.5 of the Put and Call Option Agreement), and clauses 5.4(c) and (e) shall not apply to the parties’ past and future obligations and liabilities arising under clauses 10.4 and 10.5 of the Put and Call Option Agreement. The Seller hereby confirms that it hereby expressly assumes the obligations of The Russian Corporation of Nanotechnologies, the Seller’s predecessor, under clauses 10.4 and 10.5 of the Put and Call Option Agreement.

5.6	For purposes of certainty, the Seller agrees that the Seller’s consent shall not be required after the Completion for the amendment or termination of the following agreements:

(a)	License Agreement between the Purchaser, IPG and the Company dated November 19, 2010;

(b)	Supply Agreement between the Purchaser, IPG and the Company effective as of September 15, 2010; and

(c)	Form of the Regulations on Procedure for the Project Company`s Investment Assets Expenditure with respect to the funds deposited at Banca Intesa.

6.	POST-COMPLETION OBLIGATIONS

6.1	As and when requested by the Purchaser following Completion, the Seller shall take all actions (or refrain from taking any action) and execute or procure to be executed all such further documents, forms, assignments, transfers, assurances and other things as the Purchaser may reasonably consider necessary or appropriate to give full effect to the transactions contemplated in this agreement.

6.2	The Seller and the Purchaser shall cooperate fully and promptly with respect to the process of registering the transfer of the Participation Interest to the Purchaser in the State Register, including by providing any information, documents, signatures or physical presence that may be required by law or reasonably requested by any relevant authority in order to complete such registration process. In particular, the Seller shall make any additional filing of any application for registration as required by law or requested by any relevant authority and carry out any and all reasonable actions related thereto for the purposes of completing the respective registrations with the State Register.

6.3	The Seller shall not during 3 (three) years following the Completion Date hire or offer to hire any employee of the Company or of any entity from the Purchaser’s Group, or solicit or attempt to solicit any customer or vendor of the Company or of any entity from the Purchaser’s Group.

7.	WARRANTIES

7.1	Warranties of the Seller

The Seller warrants to the Purchaser that each of the statements set out in schedule 2 is now and will at Completion (by reference to the facts and circumstances existing at the relevant time) be true and accurate. The Purchaser is not relying on any representation or warranty of the Seller, express or implied, save as expressly stated in this agreement, and the Seller hereby disclaims any warranties implied by law to the maximum extent possible.

7.2	Warranties of the Purchaser

The Purchaser warrants to the Seller that each of the statements set out in schedule 2A is now and will at Completion (by reference to the facts and circumstances existing at the relevant time) be true and accurate. The Seller is not relying on any representation or warranty of the Purchaser, express or implied, save as expressly stated in this agreement, and the Purchaser hereby disclaims any warranties implied by law to the maximum extent possible.

7.3	Compensation for breach of Warranty

The Seller undertakes that, if there is a breach of any Warranty affecting title to the Participation Interest or resulting in a post-Completion Encumbrance thereon, it shall pay in cash to the Purchaser a sum equal to the Losses concerned up to a maximum aggregate amount of 100% of the Consideration (plus out of pocket expenses in connection with the breach), unless such breach of Warranty is cured to the satisfaction of the Purchaser within the 30 day period after written notice of a breach of such Warranty. This provision shall be without prejudice to any other rights of the Purchaser in any way including its rights to damages in respect of a Claim for breach of any Warranty on any other basis; provided that the Purchaser may not recover duplicate amounts in respect of each Loss.

7.4	Warranties separate

Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary in this agreement, shall not be limited by reference to or inference from any other Warranty or anything in this agreement.

7.5	No claim against Purchaser’s Group

With effect from Completion, except for the obligations of the Purchaser under this agreement, the Seller hereby irrevocably and fully waives and releases any and all claims and Losses, whether known or unknown, fixed or contingent, in Russia, the United States, Germany or elsewhere in the world, against each current and former member of the Purchaser’s Group and any of its current and former officers, employees, workers, agents or advisers, and undertakes (if any claim is made against it in connection with the sale of the Participation Interest to the Purchaser) not to make any claim against or seek any contribution from any such person (and undertakes that no other person claiming under or through it will make any such claim or seek any such contribution).

7.6	No claim against the Seller and Seller’s Representatives

With effect from Completion, except for the obligations of the Seller under this agreement, the Purchaser hereby irrevocably and fully waives and releases any and all claims and Losses, whether known or unknown, fixed or contingent, in Russia, the United States, Germany or elsewhere in the world, against the Seller and any of its current and former officers, employees, workers, agents, advisers or individuals appointed by the Seller as members of the Board of Directors of the Company, and undertakes (if any claim is made against it in connection with the sale of the Participation Interest to the Purchaser) not to make any claim against or seek any contribution from any such person (and undertakes that no other person claiming under or through it will make any such claim or seek any such contribution).

7.7	Seller and Purchaser to disclose before Completion any breach of Warranties

Each of the Seller and the Purchaser hereby agrees to disclose promptly to each other in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this agreement and before Completion which constitutes or would constitute a breach of any of the Warranties.

8.	PURCHASER’S AND SELLER’S RIGHTS TO TERMINATE

8.1	Purchaser’s Rights to Terminate

The Purchaser may by written notice given to the Seller at Completion or any time prior to Completion terminate this agreement if any fact, matter or event (whether existing or occurring on or before the date of this agreement or arising or occurring afterwards) comes to the notice of the Purchaser at Completion or any time prior to Completion which constitutes a breach by the Seller of this agreement (including, without limitation, any breach of the covenants or other obligations of the Seller contained or referred to in clause 2 of this agreement), or would constitute a breach of any of the Seller’s Warranties set out in schedule 2.

8.2	Seller’s Rights to Terminate

The Seller may by written notice given to the Purchaser at Completion or any time prior to Completion terminate this agreement if any fact, matter or event (whether existing or occurring on or before the date of this agreement or arising or occurring afterwards) comes to the notice of the Seller at Completion or any time prior to Completion which constitutes a breach by the Purchaser of this agreement (including, without limitation, any breach of the covenants or other obligations of the Purchaser contained or referred to in clause 2 of this agreement), or would constitute a breach of any of the Purchaser’s Warranties set out in schedule 2A.

8.3	All rights and obligations of the parties shall cease to have effect immediately upon termination of this agreement save that:

(a)	clauses which are expressed to survive its termination or expiry, clauses 1 (Interpretation), 9 (Announcements), 10 (Counterparts), 12 (Variation, Waiver and Consent), 13 (Purchaser’s and Seller’s Rights and Remedies), 15 (Withholding and Grossing-Up), 16 (Notices), 17 (Costs), 18 (Third Party Rights), 22 (Assignment) and 23 (Governing Law, Submission to Arbitration and Limitation of Liability)); and

(b)	any other provision of this agreement necessary for the interpretation or enforcement of the above provisions, for the avoidance of doubt, exclusively for the interpretation of the above provisions, shall continue in force following termination of this agreement (for whatever reason) and further save that termination of this agreement (for whatever reason) shall be without prejudice to the respective rights and liabilities of each of the parties accrued prior to such termination.

8.4	If, notwithstanding the occurrence of any fact, matter or event which would otherwise give rise to a right to terminate this agreement under this clause 8, the Purchaser or the Seller, as the case may be, proceeds to Completion, the fact that the Purchaser or the Seller, as the case may be, has proceeded to Completion shall not constitute a waiver of any right or entitlement of the Purchaser or the Seller, as the case may be, to make any Claim under this agreement.

9.	ANNOUNCEMENTS

9.1	Prior approval of announcements

Subject to the provisions of clauses 9.2 and 9.3 below, no disclosure or announcement relating to the existence or subject matter of this agreement shall be made or issued by or on behalf of any party without the prior written approval of the other parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed), provided that these restrictions shall not apply to any disclosure or announcement if required by any law, or regulation, applicable rule or guideline of any securities exchange, supervisory, regulatory or governmental body, or where disclosure or announcement is necessary to enforce the Purchaser’s or Seller’s rights under this agreement.

9.2	Disclosure to the US Securities and Exchange Commission

The Seller acknowledges that IPG is subject to reporting rules under US laws. Nothing in this agreement shall prohibit IPG from filing a copy of this agreement with the US Securities and Exchange Commission promptly after the execution and delivery of this agreement, which filing shall become publicly available (to the extent that such filing and publication are required by applicable law or regulation).

9.3	Notices to customers, etc.

Nothing in this agreement will prohibit the Purchaser or the Company from making or sending after Completion any announcement to a customer, client or supplier of the Company informing it that the Purchaser has purchased the Participation Interest.

10.	COUNTERPARTS

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this agreement but all of which together constitute one and the same instrument. This agreement shall not be effective until each party has executed at least one counterpart.

11.	FURTHER ASSURANCE

The parties agree (at their own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other parties may reasonably require, whether on or after Completion, to implement and/or give effect to this agreement and the transactions contemplated by this agreement, including, without limitation, for the purpose of vesting in the Purchaser the legal and beneficial ownership of the Participation Interest, and for the purpose of terminating the Investment Documents, all as set out in this agreement.

12.	VARIATION, WAIVER AND CONSENT

12.1	No variation or waiver of any provision or condition of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

12.2	Unless expressly agreed, no variation or waiver of any provision or condition of this agreement shall constitute a general variation or waiver of any provision or condition of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

12.3	Any consent granted under this agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

13.	PURCHASER’S AND SELLER’S RIGHTS AND REMEDIES

13.1	No failure or delay by the Purchaser or Seller in exercising any right or remedy provided by law or under or pursuant to this agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time. No single or partial exercise of any right or remedy by the Purchaser or Seller shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

13.2	The rights and remedies of the Purchaser and the Seller under or pursuant to this agreement are cumulative, may be exercised as often as the Purchaser and Seller considers appropriate and are in addition to their rights and remedies under general law.

13.3	The rights and remedies of the Purchaser and the Seller under this agreement shall not be affected, and the Seller’s and the Purchaser’s liabilities under this agreement shall not be released, discharged or impaired, by any event or matter whatsoever which otherwise might have affected such rights and remedies other than by a specific and duly authorised written waiver or release by the Purchaser or the Seller, as the case may be.

14.	ENTIRE AGREEMENT

14.1	Entire agreement

Subject to any terms implied by law, this agreement and Transfer Agreement together represent the whole and only agreement between the parties in relation to:

(a)	the sale and purchase of the Participation Interest; and

(b)	the termination of the Investment Documents,

and supersede any previous agreement (whether written or oral) between all or any of the parties in relation to the subject matter of any such document save that nothing in this agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

15.	WITHHOLDING AND GROSSING-UP

15.1	The Purchaser shall pay all sums payable by it under this agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding to be made. Otherwise than in relation to a payment of interest, if a deduction or withholding is so required the Purchaser shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

15.2	If any Tax Authority subjects any sum paid by the Purchaser under or pursuant to this agreement to Tax, then the Purchaser shall pay such additional amount as will ensure that the total amount paid, after payment of the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this agreement. . For the avoidance of doubt this provision does not apply to any Tax that the Seller would have to pay from the Consideration received as required under Russian laws.

15.3	The Seller shall pay all sums payable by it under this agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding to be made. Otherwise than in relation to a payment of interest, if a deduction or withholding is so required the Seller shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

15.4	If any Tax Authority brings any sum paid by the Seller under or pursuant to this agreement into charge to Tax, then the Seller shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this agreement.

16.	NOTICES

16.1	Save as otherwise provided in this agreement, any Notice shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 16.2, or delivering it by hand to the address set out in clause 16.2 and in each case marked for the attention of the relevant party set out in clause 16.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 16). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(a)	if sent by fax, at the time of transmission; or

(b)	in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax or by hand occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

16.2	The addresses and fax numbers of the parties for the purpose of clause 16.1 are as follows:

(a)	Seller

Address: 10a Prospect 60-letiya Oktyabrya, Moscow 117036, Russian Federation

Fax: +7 (495) 988 53 99

For the attention of: Georgy Kolpachev, Managing Director

(b)	Purchaser

Address: Siemensstrasse 7, D-57299 Burbach, Germany

Fax: +49 (2736) 4420-160

For the attention of: Dr. Eugene Scherbakov, Geschaftsfuhrer

(c)	Company

Address: 1 pl. Akademika Vvedenskogo, Fryazino city, Moscow Region, Russia, 141190

Fax: + 7 (495) 702-95-73

For the attention of: Deputy Director Mr. Ushakov

(d)	IPG

Address: 50 Old Webster Road, Oxford, Massachusetts, USA

Fax: +1-508-373-1134

For the attention of: General Counsel

16.3	A party may notify all other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 16, provided that such notice shall only be effective on the later of:

(a)	the date specified in the notification as the date on which the change is to take place; and

(b)	the date following five Business Days after notice of any change has been given.

16.4	In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

17.	COSTS

Each party shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this agreement.

18.	THIRD PARTY RIGHTS

The parties do not intend that any term of this agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this agreement.

19.	TIME OF THE ESSENCE

Time shall not be of the essence of this agreement, either as regards times, dates and periods specified in the agreement or as regards any times, dates or periods that may by agreement between the parties be substituted for any of them unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)	one party fails to perform an obligation by the time specified in this agreement and the other parties serve a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

20.	CONTINUING EFFECT

Each provision of this agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

21.	SEVERABILITY

If any provision of this agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this agreement but without invalidating any of the remaining provisions of this agreement. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

22.	ASSIGNMENT

22.1	Subject to clause 22.2, no party shall be entitled to assign the benefit or burden of any provision of this agreement without the prior written consent of each other party.

22.2	All or any of the Purchaser’s rights (but not obligations) under this agreement (including, without limitation, in respect of the Warranties) may (notwithstanding any other provisions contained in this agreement) be assigned or transferred by the Purchaser to, or made the subject of a trust created in favour of:

(a)	any other member of the Purchaser’s Group (or by any such member to or in favour of any other member of the Purchaser’s Group); and/or

(b)	any person by way of security for borrowings of the Purchaser’s Group.

23.	GOVERNING LAW, SUBMISSION TO ARBITRATION AND LIMITATION OF LIABILITY

23.1	Governing law

The construction, validity and performance of this agreement shall be governed by the laws of England and Wales, without regard to the choice of law rules thereof.

23.2	Arbitration

(a)	Any dispute, controversy or Claim arising out of or in connection with this agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English; written evidence may, however, be provided in the Russian language.

(b)	During the pendency of the arbitration, the parties hereto agree to stay all other court proceedings wherever pending, until the resolution of the dispute by way of arbitration, as provided herein.

24.	GOVERNING LANGUAGE

The official text of this agreement and any notices given hereunder shall be in English. In the event of any dispute concerning the construction or interpretation of this agreement, reference shall be made only to this agreement as written in English and not to any translation into any other language.

The parties have shown their acceptance of the terms of this agreement by executing it at the end of the schedules.

SCHEDULE 1

Completion

Part 1: Seller’s Obligations at Completion

At Completion, the Seller shall deliver to the Purchaser original versions (unless otherwise specifically indicated below) of each of the following items:

(a)	Seller’s Corporate Approval: the original or a certified copy of any required approval of the relevant corporate body of the Seller authorising the execution of and the performance by the Seller of its obligations under this agreement and each of the other documents to be executed by the Seller in connection with this agreement;

(b)	Powers of Attorney: certified copies of any powers of attorney under which the Transfer Agreement is executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of the Seller;

(c)	Extract from the State Register: the original extract from the State Register for the Company issued by the relevant Russian Tax Authority, confirming that the Seller is the owner of the Participation Interest and such Participation Interest is free from any Encumbrances, dated not earlier than 3 Business Days before Completion;

(d)	Directors’ Resignation Letters: letter of resignation from the member of the Board of Directors of the Company, in the agreed form, from Georgy Kolpachev;

(e)	Notice to the Company: the original of the Seller’s notice to the Company about the Seller’s intention to sell the Participation Interest to the Purchaser duly executed by the Seller and countersigned in confirmation of receipt and acceptance by the General Director of the Company;

(f)	all documents, which the Russian Notary may request from the Seller for the purposes of notarization of the Transfer Agreement, in the form requested by the Russian Notary.

Part 2: Purchaser’s Obligations at Completion

At Completion, the Purchaser shall deliver to the Seller original versions (unless otherwise specifically indicated below) of each of the following items:

(a)	Purchaser’s Corporate Approval: the original or a certified copy of any required approval of the relevant corporate body of the Purchaser authorising the execution of and the performance by the Purchaser of its obligations under this agreement and each of the other documents to be executed by the Purchaser in connection with this agreement;

(b)	Powers of Attorney: certified copies of any powers of attorney under which the Transfer Agreement is executed or evidence satisfactory to the Seller of the authority of any person signing on behalf of the Purchaser;

(c)	IPG Consent: the original of IPG’s consent to the sale by the Seller of the Participation Interest to the Purchaser duly executed by IPG and countersigned in confirmation of receipt and acceptance by the General Director of the Company;

(d)	all documents which the Russian Notary may request from the Purchaser for the purposes of notarization of the Transfer Agreement, in the form requested by the Russian Notary.

Part 3: Seller’s and Purchaser’s obligations at Completion

Subject to compliance by the Seller and the Purchaser with their delivery obligations in Parts 1 and 2 above, at Completion the Seller and the Purchaser shall execute the Transfer Agreement before the Russian Notary, which Transfer Agreement shall be notarised by such Russian Notary. Following this the Seller shall execute the application for the state registration of the Purchaser as the new owner of the Participation Interest in the State Register, which application shall be notarized by the Russian Notary. For the purposes stipulated in this Part 3, each party undertakes to deliver to the Russian Notary all documents lawfully requested by the Russian Notary to effect the transfer of the Participation Interest from the Seller to the Purchaser.

Part 4: Payment of Consideration

Subject to the Seller and the Purchaser having performed their obligations pursuant to Part 3 above, at Completion the Purchaser shall initiate the payment of the Consideration to the Seller by wire transfer for same day value to the Seller’s account indicated below and immediately thereafter provide to the Seller a written confirmation in the agreed form that the transfer of the Consideration has been initiated to such Seller’s account.

Details of the Seller’s bank account:

Beneficiary Name	Open Joint Stock Company «RUSNANO»
ITN (Individual Taxpayer Number)	7728131587
Legal address	10A prospect 60-letiya Oktyabrya Moscow, Russia 117036
Telephone/Fax	+7(495) 988-53-88/+7(495) 988-53-99

Bank	GPB OJSC, GAZPROMBANK, MOSCOW, RUSSIA
Account number of Rusnano in Gazprombank (U.S.D.)	40702840600000004684
SWIFT of the Bank	GAZPRUMM
Account of the Bank in Correspondent Bank	04414534
Correspondent Bank	Deutsche Bank Trust Company Americas
Correspondent Bank address	New York, USA
SWIFT of the Correspondent Bank	BKTRUS33

SCHEDULE 2

Warranties

1.	THE PARTICIPATION INTEREST

1.1	The Participation Interest constitutes 22.5% of the charter capital of the Company, and the Participation Interest is validly owned, fully paid and free from any Encumbrance whatsoever, save for the consent of other participants to the Company required for the sale of the Participation Interest under Section 21 of the LLC Law, clause 9.1 of the charter of the Company, clause 7.2.1 of the Participants Agreement and clause 10.1(a) of the Investment Agreement, which has been granted pursuant to clause 2.3(b) above.

1.2	There are no option rights, pre-emptive rights or other specific rights relating to the purchase or sale of the Participation Interest or contracts, agreements, arrangements or obligations binding upon or applicable to the Seller providing for rights to acquire the Participation Interest, save as provided for in clause 1.1 of this schedule 2 above.

2.	CAPACITY OF SELLER

2.1	The Seller is duly organised, validly existing and solvent under and in accordance with the laws of the Russian Federation.

2.2	The Seller has obtained all corporate authorisations required to empower it to enter into this agreement and the Transfer Agreement and to perform its obligations hereunder in accordance with their terms.

2.3	The Seller has, and will at Completion have, the authority and right enter into this agreement and the Transfer Agreement and to sell and transfer the beneficial and legal title in the Participation Interest on the terms set out in this agreement and the Transfer Agreement.

2.4	Neither the entry into this agreement and the Transfer Agreement nor the implementation of the transactions contemplated by this agreement or the Transfer Agreement by the Seller will:

(a)	violate or conflict with the provisions of its constitutional documents;

(b)	amount to a violation or breach of any applicable laws or regulations in any relevant jurisdiction;

(c)	amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction to which the Seller is a party or by which the Seller is bound, which violation or default is material in the context of the transactions contemplated by this agreement or the Transfer Agreement; or

(d)	result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound, which breach or default is material in the context of the transactions contemplated by this agreement or the Transfer Agreement.

2.5	This agreement and the Transfer Agreement constitute (or will on execution constitute) valid and legally binding obligations of the Seller.

2.6	The Seller is not engaged in any material litigation, arbitration, investigation, regulatory action or similar proceedings related to the transactions contemplated by this agreement or the Transfer Agreement and to the best of the Seller’s knowledge no such litigation, arbitration, investigation, regulatory action or proceeding is threatened against the Seller.

2.7	There is no ongoing dispute with, or challenge by, any third party in respect of the Participation Interest, and to the best of the Seller’s knowledge there are existing no facts, matters or circumstances that may result in any such dispute or challenge.

SCHEDULE 2A

Capacity of Purchaser

1.	The Purchaser is duly organised, validly existing and solvent under and in accordance with the laws of Germany.

2.	The Purchaser has obtained all corporate authorisations required to empower it to enter into this agreement and the Transfer Agreement and to perform its obligations hereunder in accordance with their terms.

3.	The Purchaser has, and will at Completion have, the authority and right enter into this agreement and the Transfer Agreement, to pay the Consideration and to purchase and receive the beneficial and legal title in the Participation Interest on the terms set out in this agreement and the Transfer Agreement.

4.	Neither the entry into this agreement and the Transfer Agreement nor the implementation of the transactions contemplated by this agreement or the Transfer Agreement by the Purchaser will:

a.	violate or conflict with the provisions of its constitutional documents;

b.	amount to a violation or breach of any applicable laws or regulations in any relevant jurisdiction;

c.	amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction to which the Purchaser is a party or by which the Purchaser is bound, which violation or default is material in the context of the transactions contemplated by this agreement or the Transfer Agreement; or

d.	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound, which breach or default is material in the context of the transactions contemplated by this agreement or the Transfer Agreement.

5.	This agreement and the Transfer Agreement constitute (or will on execution constitute) valid and legally binding obligations of the Purchaser.

6.	The Purchaser is not engaged in any material litigation, arbitration, investigation, regulatory action or similar proceedings related to the transactions contemplated by this agreement or the Transfer Agreement and no such litigation, arbitration, investigation, regulatory action or proceeding is threatened against the Purchasers.

SCHEDULE 3

Form of the Transfer Agreement

IN WITNESS whereof this Agreement has been executed and delivered as a deed on the date first above written.

EXECUTED AND DELIVERED AS A DEED by OPEN JOINT STOCK COMPANY “RUSNANO”	/s/ Oleg Kiselev Print name: Acting pursuant to: SEAL:

EXECUTED AND DELIVERED AS A DEED by IPG LASER GMBH	/s/ Valentin Pavlovich Gapontsev Print name: Valentin Pavlovich Gapontsev Managing Director

EXECUTED AND DELIVERED AS A DEED by IPG PHOTONICS CORPORATION	/s/ Valentin Pavlovich Gapontsev Print name: Valentin Pavlovich Gapontsev Chairman and Chief Executive Officer

EXECUTED AND DELIVERED AS A DEED by LIMITED LIABILITY COMPANY “SCIENTIFIC AND TECHNICAL ASSOCIATION “IRE-POLUS”	/s/ Valentin Pavlovich Gapontsev Print name: Valentin Pavlovich Gapontsev General Director SEAL: